EXHIBIT 3.20

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

This certificate of Ryerson Pan-Pacific LLC (the “Company), dated August 30, 2006, is being duly executed and filed by Virginia M Dowling, an authorized person to from a limited liability company under the Delaware Limited Liability Act, Del. Code, Tit. 6, §18-101 et seq., as amended form time to time (the “Act”).

First: Name. The name of the limited liability company is Ryerson Pan-Pacific LLC.

Second: Registered Office. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

Third: Registered Agent. The name and address of the registered agent service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

In Witness Whereof, the undersigned have executed this Certificate of Formation as of the date first above written.

By:	/s/ Virginia M. Dowling
Name:	Virginia M. Dowling
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 10:13 AM 08/30/2006 FILED 10:10 AM 08/30/2006 SRV 060806939 – 4212568 FILE